EXHIBIT 5.1


                                 August 12, 2005

Cytec Industries Inc.
Five Garret Mountain Plaza
West Paterson, NJ 07424

Ladies and Gentlemen:

     I am Vice President and General Counsel of Cytec Industries Inc., a Delaware corporation (the "Company"). I have supervised the legal and corporate proceedings of the Company in connection with the filing of the Registration Statement on Form S-3 filed on the date hereof (the "Registration Statement") and the proposed issuance from time to time of up to an aggregate amount of $600,000,000 of the following securities:

     1. the Company's common stock, par value $0.01 per share (the "Common Stock");
     2. the Company's preferred stock, par value $0.01 per share (the "Preferred Stock"); and
     3. the Company's debt securities (the "Debt Securities"), to be issued under an indenture dated as of March 15, 1998 (the "Indenture") between the Company and JPMorgan Chase, N.A., as Trustee (the Trustee"). The Common Stock, Preferred Stock and Debt Securities are herein referred to collectively as "Securities").

     The Company's Board of Directors has taken and will take from time to time corporate action relating to the issuance of the Securities (the "Corporate Proceedings"). Certain terms of the Preferred Stock and the Debt Securities may be established by officers of the Company who will be authorized by the Corporate Proceedings. In rendering the opinion below, I have supervised the examination of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including the following: (a) the Certificate of Incorporation of the Company and all amendments thereto; (b) the By-laws of the Company and all amendments thereto; (c) resolutions of the Board of Directors of the Company; (d) the Registration Statement; and (e) the Indenture.

     I have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; (ii) a prospectus supplement (the "Prospectus Supplement") will be prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby and will comply with all applicable laws; (iii) the terms of the Debt Securities and of their issuance and sale will be established in conformity with the Indenture; (iv) the issuance and sale of the Securities will not violate any applicable laws or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (v) the Securities will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (vi) any applicable definitive purchase, underwriting or similar agreement with respect to the Securities offered or issued will be duly authorized and validly executed and delivered by the Company and the other parties thereto and the Securities will be issued, sold and delivered in accordance with the terms of such agreement.

     Based upon and subject to the foregoing, I am of the opinion that:

     1. The Common Stock to be issued is duly authorized for issuance and, upon completion of the Corporate Proceedings, issuance and delivery in accordance with such Corporate Proceedings and payment of the consideration therefor, will be validly issued, fully paid and nonassessable.
     2. The Preferred Stock to be issued is duly authorized for issuance and, upon completion of the Corporate Proceedings and issuance and delivery in accordance with such Corporate Proceedings and payment of the consideration therefor, will be validly issued, fully paid and nonassessable.
     3. Assuming the proper execution of the Indenture by all required signatories other than the Company, the Indenture is a valid and binding instrument and, upon completion of the Corporate Proceedings, the authentication, issuance, and delivery of the Debt Securities in accordance with the provisions of the Indenture, and upon payment of the consideration therefor, such Debt Securities will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     I am admitted to practice in the State of New York, and I express no opinion as to any matters governed by any law other than the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of the Securities" in the Prospectus filed as part of the Registration Statement.

                                                     Very truly yours,



                                                     /s/ R. Smith